EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $6.19 on Record Revenues of $279 Million

ROGERS, Ark., May 24, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the fourth quarter and full fiscal year 2021, including net income of $43.5 million, or diluted earnings per share of $6.19, for the quarter ended April 30, 2021. The fourth quarter fiscal 2021 results include a $15.1 million (diluted earnings per share increase of $1.65) pretax decrease to the allowance for credit losses. These results compare to net income of $9.3 million, or diluted earnings per share of $1.35, for the quarter ended April 30, 2020. The prior year quarter included an $11.7 million (diluted earnings per share decrease of $1.42) pretax charge to increase the allowance for credit losses due to the COVID-19 pandemic.

“We are pleased with our results and are optimistic about our ability to continue to grow the Company as we move forward. We have a unique position in the market and believe that we have an obligation to serve significantly more customers - we improve lives by reducing stress related to our customers’ local transportation needs. We give our customers peace of mind by keeping them on the road and supporting them at the very highest levels. We are clearly seeing the benefits and the power and potential of the various investments we have been making to the model,” said Jeff Williams, President and CEO. “It has been a very difficult year with the pandemic and social unrest in our country, but our team has stayed focused on taking care of each other and our customers and we have become stronger as a result of these challenges.”

“The investments we are making are foundational and will continue to allow us to increase productivity and leverage our cost structure while significantly improving the customer experience. We continue to prioritize investments in the areas of associate recruiting, training and retention, inventory procurement and management, and customer experience,” added Mr. Williams. “Investments in information technology via our Microsoft Dynamics 365 effort are critically important and key to our future. We are also excited about our customer facing digital opportunities and the advantages these efforts will give us in our local markets. We will continue to look for opportunities to move certain functions from the field to the corporate office to allow our field personnel to focus on growing market share and serving more customers. We are making good progress in all of these areas, and we have a collective sense of urgency to move forward quickly.”

“It was good to see record sales volume productivity of 36.5 sales per lot per month for the quarter. We are transitioning from a collections company to a sales company that is very good at collections. We are completing the rollout of our new service contracts and the reaction from our customers has been very positive. As we have previously stated, we believe that most of our existing dealerships could support 1,000 or more customers over time and that we have significant long-term growth potential from this existing dealership base. In addition, we will continue to open new locations and look for acquisition opportunities into the future,” added Mr. Williams. “Our associates have done outstanding work in very difficult and uncertain times and have demonstrated how nimble our business can be. We have over 2,000 associates supporting over 88,000 customers, and they come to work every day to make a difference in the lives of others.”

“Revenue increases were driven by a 15.9% increase in the average retail sales price and a 24.3% increase in units sold. We were pleased to see our productivity, the average retail units sold per store per month, improve by 20.9% for the quarter. This is a result of the investments made in inventory, our new service contract offerings, and the hard work of our associates, supplemented by the stimulus payments,” said Vickie Judy, Chief Financial Officer. “Net charge-offs for the quarter, as a percentage of average finance receivables, were down to 4.8% compared to 5.6% in the prior year quarter. As a result of the improved credit losses as well as our outlook for projected losses, we lowered our allowance for credit losses from 26.5% to 24.5% as a percentage of finance receivables, net of deferred revenue. This decrease in the allowance resulted in a $15.1 million pretax decrease in the provision for credit losses. Our selling, general and administrative expenses increased $5.7 million compared to the fourth quarter of fiscal 2020, with continued investment in our associates and the infrastructure to support a growing customer count. We experienced some positive leveraging with the increased sales volumes with selling, general and administrative expenses decreasing to 14.5% of sales compared to 17.7% in the prior year quarter.”

“Our debt, net of cash, to finance receivables is 27.6%, compared to 25.1% at the end of the fourth quarter of fiscal 2020. During the fiscal year, we added $188.4 million in receivables, increased inventory by $45.8 million, repurchased $10.6 million of our common stock, and funded $9.0 million in capital expenditures, a total of $253.8 million, with only a $67.0 million increase in debt, net of cash. These metrics, a strong balance sheet and strong cash-on-cash returns position us to continue to add customer count and grow dealerships,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Tuesday, May 25, 2021 at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #8190324.

About America's Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from any future adverse developments with the COVID-19 pandemic and any efforts to mitigate the financial impact and health risks associated with such developments;
  the expiration of existing economic stimulus measures or other government assistance programs implemented in response to the COVID-19 pandemic or the adoption of further such stimulus measures or assistance programs;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:  Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2021	Three Months Ended
	April 30,		vs.	April 30,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	16,555	13,314	24.3%
Average number of stores in operation	151	147	2.7
Average retail units sold per store per month	36.5	30.2	20.9
Average retail sales price	$14,387	$12,408	15.9
Gross profit per retail unit	$6,032	$5,232	15.3
Same store revenue growth	37.6%	8.6%
Net charge-offs as a percent of average finance receivables	4.8%	5.6%
Collections as a percent of average finance receivables	14.9%	15.0%
Average percentage of finance receivables-current (excl. 1-2 day)	85.3%	79.6%
Average down-payment percentage	8.7%	7.8%

Period End Data:
Stores open	151	148	2.0%
Accounts over 30 days past due	2.6%	6.2%
Active customer count	88,092	80,669	9.2%
Finance receivables, gross	$809,538	$621,182	30.3%

Operating Statement:
Revenues:
Sales	$248,625	$171,922	44.6%	100.0%	100.0%
Interest income	30,454	23,767	28.1	12.2	13.8
Total	279,079	195,689	42.6	112.2	113.8

Costs and expenses:
Cost of sales	148,773	102,260	45.5	59.8	59.5
Selling, general and administrative	36,139	30,464	18.6	14.5	17.7
Provision for credit losses	36,077	49,361	(26.9)	14.5	28.7
Interest expense	1,738	1,943	(10.6)	0.7	1.1
Depreciation and amortization	947	926	2.3	0.4	0.5
Gain on disposal of property and equipment	2	(153)	(101.3)	-	-
Total	223,676	184,801	21.0	90.0	107.5

Income before taxes	55,403	10,888		22.3	6.3

Provision for income taxes	11,906	1,629		4.8	0.9

Net income	$43,497	$9,259		17.5	5.4

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$43,487	$9,249

Earnings per share:
Basic	$6.57	$1.40
Diluted	$6.19	$1.35

Weighted average number of shares used in calculation:
Basic	6,620,372	6,616,305
Diluted	7,028,537	6,872,769

			% Change	As a % of Sales
	Years Ended		2021	Years Ended
	April 30,		vs.	April 30,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	56,806	52,914	7.4%
Average number of stores in operation	150	146	2.7
Average retail units sold per store per month	31.6	30.2	4.6
Average retail sales price	$13,621	$11,793	15.5
Gross profit per retail unit	$5,790	$4,999	15.8
Same store revenue growth	18.7%	9.3%
Net charge-offs as a percent of average finance receivables	19.3%	23.1%
Collections as a percent of average finance receivables	53.2%	55.1%
Average percentage of finance receivables-current (excl. 1-2 day)	84.8%	82.2%
Average down-payment percentage	7.1%	6.4%

Period End Data:
Stores open	151	148	2.0%
Accounts over 30 days past due	2.6%	6.2%
Active customer count	88,092	80,669	9.2%
Finance receivables, gross	$809,538	$621,182	30.3%

Operating Statement:
Revenues:
Sales	$808,065	$652,992	23.7%	100.0%	100.0%
Interest income	110,545	91,619	20.7	13.7	14.0
Total	918,610	744,611	23.4	113.7	114.0

Costs and expenses:
Cost of sales	479,153	388,475	23.3	59.3	59.5
Selling, general and administrative	130,855	117,762	11.1	16.2	18.0
Provision for credit losses	163,662	162,246	0.9	20.3	24.8
Interest expense	6,820	8,052	(15.3)	0.8	1.2
Depreciation and amortization	3,719	3,839	(3.1)	0.5	0.6
Gain on disposal of property and equipment	(40)	(114)	(64.9)	-	-
Total	784,169	680,260	15.3	97.0	104.2

Income before taxes	134,441	64,351		16.6	9.9

Provision for income taxes	30,302	13,008		3.7	2.0

Net income	$104,139	$51,343		12.9	7.9

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$104,099	$51,303

Earnings per share:
Basic	$15.70	$7.74
Diluted	$14.95	$7.39

Weighted average number of shares used in calculation:
Basic	6,628,749	6,630,023
Diluted	6,961,575	6,945,652

	April 30,	April 30,	April 30,
	2021	2020	2019

Cash and cash equivalents	$2,893	$59,560	$1,752
Finance receivables, net	$625,119	$466,141	$415,486
Inventory	$82,263	$36,414	$37,483
Total assets	$822,159	$667,324	$492,542
Total debt	$225,924	$215,568	$152,918
Treasury stock	$257,527	$246,911	$230,902
Total equity	$406,496	$302,759	$260,510
Shares outstanding	6,625,885	6,619,319	6,699,421

Finance receivables:
Principal balance	$809,537	$621,182	$543,328
Deferred revenue - payment protection plan	(32,704)	(24,480)	(21,367)
Deferred revenue - service contract	(24,106)	(11,641)	(10,592)
Allowance for credit losses	(184,418)	(155,041)	(127,842)

Finance receivables, net of allowance and deferred revenue	$568,309	$430,020	$383,527

Allowance as % of principal balance net of deferred revenue	24.5%	26.5%	25.0%

Changes in allowance for credit losses:
	Three Months Ended			Years Ended
	April 30,			April 30,
	2021	2020	2021	2020
Balance at beginning of period	$185,580	$140,282	$155,041	$127,842
Provision for credit losses	36,077	49,361	163,662	162,246
Charge-offs, net of collateral recovered	(37,239)	(34,602)	(134,285)	(135,047)
Balance at end of period	$184,418	$155,041	$184,418	$155,041